Exhibit 99.1

Summit Wireless Technologies Reports Record
Fourth Quarter 2020 Revenue and Gross Margin

Q4 2020 Revenue Increased 141% Year-over-Year to a Record $1.0 Million; Operational Execution Drives Gross Margin Improvement to 24% from 17% in Q3 2020

SAN JOSE, Calif., March 12, 2021 - Summit Wireless Technologies, Inc. (NASDAQ: WISA), a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems, provided an update for the fourth quarter ended December 31, 2020.

Q4 2020 Financial Highlights:

•	Revenue increased 141% to over $1.0 million, compared to $430,000 in the fourth quarter of 2019.

•	Gross margin expanded to 24%, compared to 17% in the third quarter of 2020.

•	Cash and cash equivalents of $7.4 million at December 31, 2020, compared to $298,000 at December 31, 2019.

Q1 2021 Financial Guidance:

•	Revenue expected to increase at least 100% compared to the first quarter of 2020.

•	Gross margin expected to be in mid-20s range.

•	Cash and cash equivalents expected to range from $9 million to $10 million at March 31, 2021.

“With our WiSA Wave marketing program driving record revenue in the fourth quarter of 2020, we entered 2021 with substantial momentum,” said Brett Moyer, CEO of Summit Wireless. “Since launching the marketing initiative, the number of consumers driven to the WiSA Association, brand and retailer websites grew significantly, enabling us to educate and connect with those looking for a simple, immersive home audio experience. The WiSA branded SoundSend multichannel wireless audio transmitter was recognized for its innovation at CES 2021 by the Consumer Technology Association. Today, WiSA supports over 70 consumer electronics brands as an industry standard and in 2021 over 25 brands will ship Summit Wireless technology.”

“We expect the explosive growth in consumer traffic at the WiSA Association and related websites to continue surpassing 1 million visitors in 2021, which will be a direct catalyst for our long-term operating performance. As WiSA members launch more products into the market, we anticipate capturing market share by providing consumers with our state-of-the-art audio technology across a variety of price points. I thank our industry partners, employees, and shareholders for their support thus far, and look forward to what I expect to be a breakout year for Summit Wireless,” concluded Moyer.

On today’s conference call, management will discuss expanding the WiSA Association to a consumer facing platform to drive retail sales.

Recent Business Highlights:

•	WiSA Wave marketing program drove record consumer traffic to over 185,000 visitors in the fourth quarter of 2020, which is expected to increase to over 1 million customers in 2021.

•	WiSA Association membership grew to over 70 brands in 2020.

•	Over 25 brands are shipping Summit Wireless technology in 2021.

•	LG Electronics WiSA Ready™ 4K UHD Smart Projector is now available in the United States.

•	Discovery, Summit’s first low-cost IoT module targeted at high volume, entry-level systems, launched at CES 2021.

•	WiSA SoundSend won three awards: CES 2021 Innovation Award Honoree, Dealerscope !MPACT Winner 2021 and Twice 2021 Picks Awards Winner.

Summit Wireless Investor Update Conference Call

Summit Wireless will host a conference call at 8:00 a.m. PT / 11:00 a.m. ET on Friday, March 12, 2021 to provide a business update. Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 877-423-9813 or 201-689-8573 and referencing code 13716790 approximately 10 minutes prior to the start time and view accompanying slides at ir.summitwireless.com/events. To bypass the operator and receive a call rather than dialing in, please use the following link approximately 15 minutes prior to the call. A live webcast of the call and accompanying slide presentation will be on the investor relations section of the company’s website at ir.summitwireless.com and available for approximately one year. An audio archive can be accessed for one week by dialing 844-512-2921 or 412-317-6671 and entering conference ID 13716790.

About Summit Wireless Technologies, Inc.

Summit Wireless Technologies, Inc. (NASDAQ: WISA) is a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems. Working with leading CE brands and manufacturers such as Harman International, a division of Samsung, LG Electronics, Klipsch, Bang & Olufsen, Xbox, a subsidiary of Microsoft, and others, Summit Wireless delivers seamless, dynamic audio experiences for high-definition content, including movies and video, music, sports, gaming/esports, and more. Summit Wireless is a founding member of WiSA, the Wireless Speaker and Audio Association and works in joint partnership to champion the most reliable interoperability standards across the audio industry. Summit Wireless is headquartered in San Jose, CA with sales teams in Taiwan, China, Japan, and Korea. For more information, please visit: www.summitwireless.com.

About WiSA, LLC

WiSA®, the Wireless Speaker and Audio Association, is a consumer electronics consortium dedicated to creating interoperability standards utilized by leading brands and manufacturers to deliver immersive sound via intelligent devices. WiSA Certified™ components from any member brand can be combined to dramatically increase the enjoyment of movies and video, music, sports, gaming/esports, and more. WiSA also combines robust, high definition, multi-channel, low latency surround sound with the simple setup of a soundbar. For more information about WiSA, please visit: www.wisaassociation.org.

© 2021 Summit Wireless Technologies, Inc. All rights reserved. Summit Wireless Technologies and the Summit Wireless logo are trademarks of Summit Wireless Technologies, Inc. The WiSA logo, WiSA, WiSA Ready, and WiSA Certified are trademarks, or certification marks of WiSA LLC.

Safe Harbor Statement

This press release contains forward-looking statements, which are not historical facts, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting Summit Wireless’ business including, current macroeconomic uncertainties associated with the COVID-19 pandemic, our ability to predict the timing of design wins entering production and the potential future revenue associated with our design wins; our rate of growth; our ability to predict customer demand for our existing and future products and to secure adequate manufacturing capacity; consumer demand conditions affecting our customer’s end markets; our ability to hire, retain and motivate employees; the effects of competition, including price competition; technological, regulatory and legal developments; developments in the economy and financial markets and other risks detailed from time to time in Summit Wireless’ filings with the Securities and Exchange Commission.